
                                         LAW OFFICES OF

    30 ROCKEFELLER PLAZA                DECHERT PRICE & RHOADS                TEN POST OFFICE SQUARE SOUTH
     NEW YORK, NY 10112                                                          BOSTON, MA 02109-4603
      (212) 698-3500                    1775 EYE STREET, N.W.                       (617) 728-7100

    4000 BELL ATLANTIC TOWER            WASHINGTON, DC 20006-2401             90 STATE HOUSE SQUARE
       1717 ARCH STREET                                                       HARTFORD, CT 06103-3702
    PHILADELPHIA, PA 19103-2793                                                    (860) 524-3999
       (215) 994-4000                   TELEPHONE: (202) 261-3300
                                                                                65 AVENUE LOUISE
    THIRTY NORTH THIRD STREET            FAX: (202) 261-3333                  1050 BRUSSELS, BELGIUM
    HARRISBURG, PA 17101-1603                                                   (32-2) 535-5411
        (717) 237-2000
                                                                              TITMUSS SAINER DECHERT
    PRINCETON PIKE CORPORATE CENTER                                               2 SERJEANTSINN
          P.O. BOX 5218                                                       LONDON EC4Y 1LT, ENGLAND
    PRINCETON, NJ 08543-5218                                                     (44-171) 583-5353
         (609) 520-3200
                                                                              151, BOULEVARD HAUSSMANN
                                                                                75008 PARIS, FRANCE
                                                                                (33-1) 53 83 84 70





                                               February 26, 1998


Templeton Developing Markets Trust
500 E. Broward Boulevard
Suite 2100
Ft. Lauderdale, FL 33394


Dear Sirs:

As counsel for Templeton Developing Markets Trust (the "Trust"), a buisness trust organized under the laws of Massachusetts, we are familar with the Trust's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-42163) (the "Registration Statement"). We have obtained a Certificate of Good Standing for the Trust issued by the Secretary of the Commonwealth of Massachusetts and have also examined the Trust's Declaration of trust and by-laws, as well as such other organizational records, agreements, documents and instruments as we have deemed appropriate.

    Based upon the foregoing, it is our opinion that the Shares registered pursuant to the Trust's Registration Statement, when sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, will have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

     We consent to the filing of this opinion in connection with Post-Effective Amendment No. 9 which is filed under the Investment Company Act of 1933 on behalf of the Trust with the Securities and Exchange Commission.


                                             Very truly yours,

                                             /s/DECHERT PRICE & RHOADS
                                             Dechert Price & Rhoads